Exhibit 99.1

FOR IMMEDIATE RELEASE

SAFEWAY INC. ANNOUNCES

SECOND-QUARTER 2004 EARNINGS

Cash flow from operating activities tops $1.0 billion during the first 24 weeks of 2004

Company reduces debt by $584 million

Contact: Brad Fox (925) 467-3352

Pleasanton, CA – July 27, 2004

Results From Operations

Safeway Inc. today reported net income of $155.2 million ($0.35 per diluted share) for the second quarter ended June 19, 2004. This result includes the estimated impact of approximately $50 million, after tax ($0.11 per share) as the Company recovers from the strike in Southern California. Excluding the impact of the strike recovery, second quarter 2004 earnings were $0.46 per share.

Net income was $161.0 million ($0.36 per diluted share) for the second quarter of 2003. Included in these results were an impairment charge for Dominick’s of $41.6 million, after tax ($0.10 per share) and restructuring and other expenses totaling $9.9 million, after tax ($0.02 per share). Excluding these items, second quarter 2003 earnings were $0.48 per share.

“Despite the strike, Safeway generated over $1.0 billion in cash from operations in the first two quarters of the year, up slightly from last year,” said Steve Burd, Chairman, President and CEO. “Going forward, we will continue to focus on recovering from the effects of the strike and differentiating our offerings to provide superior value to our customers.”

Strike Recovery

On October 11, 2003 seven UFCW local unions struck the company’s 289 stores in Southern California. An agreement ending the strike was reached on February 26, 2004. As expected, promotional pricing, direct marketing and the introduction of new proprietary products, such as Ranchers Reserve Beef, have improved sales in Southern California, but not yet to pre-strike levels.

Sales

Total sales increased to $8.4 billion in the second quarter of 2004 from $8.2 billion in 2003, primarily due to additional fuel sales and new store openings. Excluding sales at strike-affected stores, comparable store sales increased 2.3% and identical store (which exclude replacement stores) sales increased 1.9%. Further, excluding the effect of fuel sales, comparable store sales were flat and identical store sales declined 0.4%.

Gross Profit

Gross profit decreased 136 basis points to 28.75% of sales in the second quarter of 2004 from 30.11% in the second quarter of 2003. The estimated impact of the strike reduced gross profit by 63 basis points. Higher fuel sales (which have a lower gross margin) reduced gross profit by 80 basis points. Higher advertising expense reduced gross profit by 23 basis points. The remaining 30 basis point increase in non-fuel gross profit was primarily attributable to improved shrink and lower cost of goods.

Operating and Administrative Expense

Operating and administrative expense declined 82 basis points to 24.96% of sales in the second quarter of 2004 from 25.78% in the second quarter of 2003. The Dominick’s impairment charge, restructuring charges and other expenses in 2003 increased operating and administrative expense as a percentage of sales by 104 basis points. The strike in 2004 increased operating and administrative expense as a percentage of sales by an estimated 23 basis points. Excluding these items, operating and administrative expense as a percentage of sales was essentially flat compared to last year.

For most of the 2003 fiscal year, Dominick’s was classified as an asset held for sale. In the fourth quarter of 2003, Safeway announced that Dominick’s was no longer held for sale. As a result, the second quarter 2003 estimated loss on disposal has been reclassified as a 2003 operating and administrative expense.

Interest Expense

Interest expense declined to $95.5 million in the second quarter of 2004 compared to $102.0 million in the second quarter of 2003 primarily because the company reduced debt by $584 million from $7.8 billion at year-end 2003 to $7.2 billion at June 19, 2004.

Income Tax Expense

Income tax expense was $71.0 million, or 31.4% of pretax income, in the second quarter of 2004, compared to $97.1 million, or 37.6%, in the second quarter of 2003. Safeway’s effective tax rate declined in the second quarter of 2004 due to a tax benefit of $12.5 million arising from the resolution of various tax issues.

24-Week Results

Net income for the first 24 weeks of 2004 was $198.3 million ($0.44 per diluted share) compared to $323.6 million ($0.73 per diluted share) for the first 24 weeks of 2003. The strike in Southern California reduced net income for the first 24 weeks of 2004 by an estimated $0.38 per share. Primarily as a result of the strike, sales declined 1.8% to $16.0 billion in the first 24 weeks of 2004 from $16.3 billion in 2003. The gross profit margin decreased 66 basis points to 29.25% in 2004 from 29.91% in 2003. Operating and administrative expense increased 85 basis points to 26.30% of sales from 25.45% in 2003.

Capital Expenditures

During the first 24 weeks of 2004, Safeway invested $479.4 million in cash capital expenditures. For the year, the company expects to spend between $1.2 billion and $1.4 billion in cash capital expenditures and open approximately 40 new stores and complete 120 remodels.

Cash Flow

Net cash flow from operating activities was $1,047.7 million for the first 24 weeks of 2004 compared to $1,023.8 million for the first 24 weeks of 2003. Net cash flow used by investing activities, which consists principally of cash paid for property additions, increased to $432.1 million for the first 24 weeks of 2004 compared to $338.6 million in 2003. Net cash flow used by financing activities, which consists principally of cash used to pay down debt, was $576.4 million for the first 24 weeks of 2004 and $676.9 million in 2003.

Guidance

At the investor conference in December 2003, Safeway provided earnings guidance for 2004 in the range of $1.95 to $2.03 per share and free cash flow guidance of $700 million to $900 million. This guidance excluded the impact of the labor dispute in Southern California and the effect of 12 store closures at Dominick’s in the first quarter of 2004. Additionally, Safeway was recently notified that it will be required to contribute an additional $30 million to two Northern California UFCW multi-employer health and welfare plans for its share of funding deficits in the second half of 2004. Excluding those items, Safeway is tracking at the lower end of the EPS range and within the range on cash flow.

About Safeway

Safeway Inc. is a Fortune 50 company and one of the largest food and drug retailers in North America based on sales. The company operates 1,812 stores in the United States and Canada and had annual sales of $35.6 billion in 2003. The company’s common stock is traded on the New York Stock Exchange under the symbol SWY.

Safeway Conference Call

Safeway’s investor conference call discussing second-quarter results will be broadcast live over the Internet at www.safeway.com/investor_relations at 8:00 AM PDT today. Click on Webcast Events to access the live call. An on-demand webcast of the conference call will also be available for approximately one week following the live call.

-o0o-

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, estimates of earnings per share, capital expenditures, free cash flow, and the effects of the Southern California strike, including the improvement of sales since the strike, and are indicated by words or phrases such as “guidance,” “on-going,” “expects,” “estimate,” and similar words or phrases. These statements are based on Safeway’s current plans and expectations and involve risks and uncertainties which are, in many instances, beyond our control, including general business and economic conditions, competitive factors, currency valuations, results of our programs to reduce costs, increase sales and improve capital management, achievement of operating improvements in companies that we acquire, labor costs, labor disputes that may arise from time to time, including the effect of the Southern California labor dispute, the resolution of lawsuits challenging certain provisions of the agreement with Kroger and Albertson’s that arise out of the multi-employer bargaining process in Southern California and work stoppages that could occur in areas where certain collective bargaining agreements have expired or are on indefinite extensions (such as Chicago) or are scheduled to expire in the near future (such as Seattle, Northern California, Denver and Las Vegas), unanticipated events or changes in future operating results, financial condition, real estate matters, including dispositions and impairments, or business over time, or unfavorable legislative, regulatory, tax or judicial developments, that could cause actual events and results to vary significantly from those included in or contemplated by such statements. The company undertakes no obligation to update forward-looking statements to reflect developments or information obtained after the date hereof and disclaims any obligation to do so. Please refer to Safeway’s reports and filings with the Securities and Exchange Commission, including the Annual Report to Stockholders in Safeway’s most recent Form 10-K and subsequent Quarterly Reports on Form 10-Q for a further discussion of these risks and uncertainties.

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions, except per-share amounts)

(Unaudited)

	12 Weeks Ended		24 Weeks Ended
	June 19, 2004	June 14, 2003	June 19, 2004	June 14, 2003
Sales	$8,361.1	$8,248.1	$15,999.9	$16,291.4
Cost of goods sold	(5,957.4)	(5,764.3)	(11,319.6)	(11,419.3)

Gross profit	2,403.7	2,483.8	4,680.3	4,872.1

Operating and administrative expense	(2,086.7)	(2,126.4)	(4,208.1)	(4,146.1)
Goodwill impairment charges	—	—	—	(256.5)

Operating profit	317.0	357.4	472.2	469.5

Interest expense	(95.5)	(102.0)	(191.7)	(205.7)
Other income, net	4.7	2.7	7.8	5.2

Income before income taxes	226.2	258.1	288.3	269.0

Income tax (expense) benefit	(71.0)	(97.1)	(90.0)	54.6

Net income	$155.2	$161.0	$198.3	$323.6

Basic earnings per share	$0.35	$0.36	$0.45	$0.73

Diluted earnings per share	$0.35	$0.36	$0.44	$0.73

Weighted average shares outstanding (in millions):
Basic	445.6	441.4	444.8	441.3

Diluted	449.4	445.8	448.8	445.9

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

(Unaudited)

	June 19, 2004	Year-end 2003
ASSETS

Current assets:
Cash and equivalents	$206.4	$174.8
Receivables	323.5	383.2
Merchandise inventories	2,629.5	2,642.2
Other current assets	185.6	307.5

Total current assets	3,345.0	3,507.7

Total property, net	8,404.9	8,405.8
Goodwill	2,399.4	2,404.9
Other long-term assets	737.7	778.3

Total assets	$14,887.0	$15,096.7

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of notes and debentures	$608.5	$699.5
Current obligations under capital leases	48.0	50.5
Accounts payable	1,638.5	1,509.6
Other current liabilities	1,154.5	1,204.7

Total current liabilities	3,449.5	3,464.3

Long-term debt:
Notes and debentures	5,930.8	6,404.0
Obligations under capital leases	650.9	668.3

Total long-term debt	6,581.7	7,072.3

Other long-term liabilities	1,048.5	915.8

Total liabilities	11,079.7	11,452.4
Total stockholders’ equity	3,807.3	3,644.3

Total liabilities and stockholders’ equity	$14,887.0	$15,096.7

SAFEWAY INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	24 Weeks Ended
	June 19, 2004	June 14, 2003
OPERATING ACTIVITIES
Net cash flow from operating activities	$1,047.7	$1,023.8

INVESTING ACTIVITIES
Cash paid for property additions	(479.4)	(376.0)
Proceeds from sale of property	80.3	68.8
Other	(33.0)	(31.4)

Net cash flow used by investing activities	(432.1)	(338.6)

FINANCING ACTIVITIES
(Payments on) additions to short-term borrowings, net	(1.0)	0.2
Additions to long-term borrowings	28.5	90.8
Payments on long-term borrowings	(621.2)	(773.3)
Net proceeds from exercise of stock options	17.2	5.4
Other	0.1	—

Net cash flow used by financing activities	(576.4)	(676.9)

Effect of changes in exchange rates on cash	(7.6)	2.3

Increase in cash and equivalents	31.6	10.6

CASH AND EQUIVALENTS
Beginning of period	174.8	76.0

End of period	$206.4	$86.6

SAFEWAY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES & SUPPLEMENTAL INFORMATION

(Dollars in millions, except per share amounts)

(Unaudited)

TABLE 1: RECONCILIATION OF GAAP NET INCOME TO ADJUSTED INCOME AND ADJUSTED EARNINGS PER SHARE

	Second Quarter 2004			Second Quarter 2003
	Before taxes	After taxes	Per diluted share	Before taxes	After taxes	Per diluted share
Net income, as reported	$226.2	$155.2	$0.35	$258.1	$161.0	$0.36
Estimated strike impact	82.0	50.0	0.11	—	—	—
Restructuring and other expenses	—	—	—	15.8	9.9	0.02
Dominick’s long-lived asset impairment charges	—	—	—	69.8	41.6	0.10

Adjusted income and adjusted earnings per share	$308.2	$205.2	$0.46	$343.7	$212.5	$0.48

TABLE 2: RECONCILIATION OF FORECASTED GAAP CASH FLOW MEASURE TO FREE CASH FLOW

	Forecasted Range (1) Fiscal 2004
Net cash flow from operating activities	$1,900.0	$2,000.0
Net cash flow used by investing activities	(1,200.0)	(1,100.0)

Free cash flow	$700.0	$900.0

(1)	Excludes impact of Southern California labor dispute, Dominick’s store closures and additional health and welfare benefit plan contribution.

TABLE 3: CAPITAL EXPENDITURES AND OTHER STATISTICAL DATA

	24 Weeks
	2004	2003
Cash capital expenditures	$479.4	$376.0
Stores opened	12	23
Stores closed	17	16
Stores at end of period	1,812	1,815
Square footage at end of period ( in millions)	82.3	82.1
Number of fuel stations at end of period	292	239

TABLE 4: ROLLING FOUR QUARTER ADJUSTED EBITDA

	(A+B-C) Rolling Four Quarters June 19, 2004	A Year Ended Jan. 3, 2004	B 24 Weeks Ended June 19, 2004	C 24 Weeks Ended June 14, 2003
Net (loss) income	$(295.1)	$(169.8)	$198.3	$323.6
Add (subtract):
Income taxes	455.5	310.9	90.0	(54.6)
Interest expense	428.4	442.4	191.7	205.7
Depreciation	877.4	863.6	406.2	392.4
Lifo (income) expense	(1.3)	(1.3)	4.6	4.6
Goodwill impairment charges	472.6	729.1	—	256.5
SFAS 144 impairment charges	206.0	322.0	—	116.0
Inventory loss adjustments	71.0	71.0	—	—
Equity in losses (earnings) of unconsolidated affiliates, net	3.5	7.1	(0.5)	3.1

Total Adjusted EBITDA	$2,218.0	$2,575.0	$890.3	$1,247.3

Total debt at June 19, 2004	$7,238.2

Adjusted EBITDA as a multiple of interest expense	5.18
Minimum Adjusted EBITDA as a multiple of interest expense under bank credit agreement.	2.00

Debt to Adjusted EBITDA	3.26
Maximum debt to Adjusted EBITDA under bank credit agreement.	4.00